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                                                                     EXHIBIT 3.7

                            CERTIFICATE OF CORRECTION

                                       OF

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       NASTECH PHARMACEUTICAL COMPANY INC.

            NASTECH PHARMACEUTICAL COMPANY INC., a Delaware corporation (the "Corporation"), pursuant to Section 103(f) of the Delaware General Corporation Law (the "DGCL"), hereby certifies as follows:

            FIRST: The document evidencing the Certificate of Amendment of Certificate of Incorporation of NASTECH PHARMACEUTICAL COMPANY INC. filed with the Secretary of State of the State of Delaware on December 29, 1989 (the "Document") is an inaccurate record of the corporate action referred to therein.

            SECOND: The Document is inaccurate in that the language set forth in Article FOURTH was not the language approved by the stockholders of the Corporation.

            THIRD: Article FOURTH in its correct form is as follows:

            "FOURTH: The Corporation shall be authorized to issue Five million (5,000,000) Shares of Common Stock having a par value of $.002 per share; and

            The 485,532,206 issued and outstanding shares of the Corporation's Common Stock, $.00001 par value, are hereby changed, converted and reconstituted into 2,427,661 issued and outstanding shares of the Corporation's Common Stock, $.002 par value.

            The Corporation shall be authorized to issue One Hundred Thousand (100,000) Preferred Shares having a par value of $.01 per share. The designations and the powers, preferences, rights and the qualifications or restrictions thereof are as follows:

            The Board of Directors of the Corporation is authorized from time to time to issue, without additional authority from the Corporation's shareholders, all or any

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      part of the above authorized Preferred Stock, par value one cent ($.01)
      per share, and in connection therewith by resolution or resolutions providing for the issue of shares thereof, to divide into series any portion of or all of the Preferred Stock, to fix the number of shares constituting such series, and to fix the stated value, fix or alter the voting rights, dividend rights, dividend rates, conversion rights, powers preferences, rights and terms of redemption, rights upon dissolution or liquidation, and any other special rights, qualifications, limitations, or restrictions of the shares of Preferred Stock of any such series thereof to the full extent now or hereafter permitted by the laws of the State of Delaware."

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            IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Correction to be signed by its duly authorized officer this 28th day of July, 2004.

                                       NASTECH PHARMACEUTICAL COMPANY INC.

                                       By: /s/ GREGORY L. WEAVER
                                           ----------------------------------
                                           Gregory L. Weaver
                                           Secretary and Chief Financial Officer

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